EXHIBIT 3.7

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

MOTORSPORTS MERGER CORP. INTO

LOGISOFT CORP.

(Pursuant to Section 253 of the

General Corporation Law of Delaware)

Logisoft Corp., a corporation organized and existing under the laws of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Corporation owns all of the outstanding shares of each class of stock of Motorsports Merger Corp., a Delaware corporation incorporated on the 9th day of May, 2001, pursuant to the Delaware General Corporation Law.

SECOND: That the Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on the 11th day of May, 2001, determined to merge into itself said Motorsports Merger Corp., on the conditions set forth in such resolutions:

RESOLVED, that the Corporation merge into itself Motorsports Merger Corp. and assume all of its obligations.

RESOLVED, that said merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of the State of Delaware.

RESOLVED, that upon effectiveness of said merger, the name of the Corporation shall be changed to Team Sports Entertainment, Inc. and the First Article of the Certificate of Incorporation of the Corporation, as heretofore amended, shall be amended to read as follows:

“1. The name of the corporation is Team Sports Entertainment, Inc.”

RESOLVED, that except for the foregoing amendment to the First Article, the Certificate of Incorporation, as previously amended, shall remain unchanged by the merger and in full force and effect until further amended in accordance with the Delaware General Corporation Law.

RESOLVED, that the proper officers of the Corporation be, and they hereby are directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge Motorsports Merger Corp. and to assume its obligations, and to so change the name of the Corporation, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger and change of name.

THIRD: That the name of the Corporation is changed to Team Sports Entertainment, Inc.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer, this 11th day of May, 2001.

LOGISOFT CORP.

By:	/s/ ROBERT LAMY
Robert Lamy, President

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